Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of: (i) our report, dated February 8, 2005, regarding BioDelivery Sciences International, Inc. and (ii) our report, dated July 1, 2004, regarding Arius Pharmaceuticals, Inc., in each case in the Registration Statement on Form SB-2 and related Prospectus of BioDelivery Sciences International, Inc., dated August 3, 2005, for the registration of shares of its common stock.

/s/ Aidman Piser & Company, P.A.

Tampa, Florida

August 3, 2005